Exhibit 99.1

Wednesday June 21, 11:30 am Eastern Time

Company Press Release

Global Vacation Group Raises $27.5 Million in New Funding

Company Issues 9 Percent Subordinated Convertible Notes to Investment Group

      WASHINGTON—(BUSINESS WIRE)—June 21, 2000—Global Vacation Group, Inc. (NYSE: GVG —news), one of the largest U.S. providers of value-added vacation products and services, today announced that the company had raised $27.5 million in new funding from funds represented by Three Cities Research (TCR), a private capital investment group.

      Under terms of the transaction, Global Vacation Group will issue 9 percent, seven-year subordinated notes, convertible into GVG common stock at a price of $5.25 per share. Proceeds will be used to pay down substantially all of GVG’s existing debt and for general corporate purposes.

      TCR may convert at any time all or a portion of the notes to common stock. The conversion value of the notes is equal to approximately 26.7 percent of the common shares outstanding. TCR also may purchase up to an additional 1 million shares of Global Vacation Group stock on the open market.

      “This infusion of funding gives us tremendous flexibility and will enable us to better execute our long-term growth strategy—internally, by continuing to build our strong brands and, externally, through selective, strategic acquisitions,’’ said Roger Ballou, Global Vacation Group’s chairman, president and chief executive officer. “With this additional funding and the anticipated cash flows from our on-going operations, we believe our needs are well met for the foreseeable future.’’

      Commenting on the terms of the notes, J. William Uhrig, partner of TCR, noted that the $5.25 conversion price reflects TCR’s belief that there is greater value in the company than currently is reflected in the stock market. GVG’s common stock closed yesterday at $3 per share. “We believe the long-term outlook for the travel industry is very positive, especially for companies like Global Vacation Group that have strong relationships with consumers, the travel agent community and suppliers, as well as a strong management team in place.’’

      Formed in 1976 and headquartered in New York, N.Y., Three Cities Research, Inc. focuses its investments in medium-sized businesses operating in established industries. TCR currently manages funds with more than $650 million in active investments and capital commitment.

      Global Vacation Group, headquartered in Washington, D.C., is a value-added provider of vacation products and services. Global Vacation Group’s family of brands includes Classic Custom Vacations, which creates customized vacation packages for upscale U.S. travelers, Vacations by Globetrotters, which is targeted to the popularly priced-vacation buyer, and Allied Tours, which creates and coordinates packages and tours for international vacation travelers.

      The matters in this press release include “forward looking statements’’ within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934 and are qualified by cautionary statements contained herein and in Global Vacation Group’s filings with the Securities and Exchange Commission.

Contact:
    Global Vacation Group, Inc.
    Jay Stuart
    Chief Financial Officer
    (202) 347-1800
        or
    Daly Gray Public Relations
    Jerry Daly, Carol McCune (Media)
    (703) 435-6293